Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 15, 2012, with respect to the financial statements and schedule included in the Annual Report on Form 10-K/A for the year ended December 31, 2011, of American Realty Capital Trust, Inc. and subsidiaries, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

May 7, 2012